Exhibit 4.1

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

        THIS AGREEMENT (this “Agreement”) is made as of November 20, 2003, by and among PFC Therapeutics, LLC, a Delaware limited liability company (the “Company”), and Technology Gateway Partnership, L.P., a California limited partnership (the “Purchaser”).

        WHEREAS, the Company has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, upon the terms and conditions hereafter provided, a Secured Convertible Promissory Note in the form attached as Exhibit A hereto (the “Note”).

        NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1.           Issuance of Note. Simultaneously with the execution of this Agreement, the Company is issuing to the Purchaser a Note in the aggregate principal sum of Five Hundred Thousand Dollars ($500,000) and the Purchaser is paying to the Company, by check or wire transfer, the amount of Five Hundred Thousand Dollars ($500,000) in full payment of the Note.

    2.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

            (a)           Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a Material Adverse Effect (as defined below).

            (b)           Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, managers and members necessary for (i) the authorization, execution and delivery of this Agreement, the Note and the Security Agreement made by the Company in favor of the Purchaser, dated as of the date hereof (the “Security Agreement”, and collectively with this Agreement and the Note, the “Transaction Documents”), (ii) authorization of the performance of all obligations of the Company hereunder and thereunder, and (iii) the authorization, issuance and delivery of the Note. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

            (c)           Ownership Interests. Alliance Pharmaceutical Corp., a New York corporation (“Alliance”) owns all of the issued and outstanding units of ownership interests (the “Units”) of the Company. All of the Company’s issued and outstanding Units have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable law. No person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any Units. There are no voting agreements, buy-sell agreements, or right of first purchase agreements among the Company and any of the Company’s members. Notwithstanding the foregoing, pursuant to (a) letter agreements dated June 18, 2003, Alliance has agreed to convey (i) a 10% ownership interest in the Company to Brown Simpson Partners I, L.P.; (ii) an aggregate 2.14% ownership interest in the Company to Castle Creek Healthcare Investors, LLC, CC Life Sciences, Ltd. and CCL Fund LLC; and (iii) a 1.2% ownership interest in the Company to SDS Merchant Fund, L.P., and (b) an agreement dated October 28, 2003, Alliance has agreed to convey a 1.5% ownership interest in the Company to Stroock & Stroock & Lavan LLP.

            (d)           Consents. The execution, delivery and performance by the Company of the Transaction Documents, the granting of the security interests pursuant to the Security Agreement and the exercise of the rights granted to the Purchaser therein require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official other than (i) consents, actions or filings that have been made prior to the date hereof which are in full force and effect, and (ii) post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The granting of the security interest in the Collateral pursuant to the Security Agreement and the exercise of the rights granted to the Purchaser therein (including, without limitation, the disposition of the Collateral) do not require the consent, authorization or approval of any governmental authority.

            (e)           No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Note, the granting of the security interests pursuant to the Security Agreement and the exercise of the rights granted to the Purchaser therein do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Formation or the Company’s Limited Liability Company Operating Agreement, both as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties, or (b) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject.

            (f)           Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company’s knowledge after due inquiry, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any of its assets or property.

            (g)           Title to Properties. The Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by the Company; and the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

            (h)           Certificates, Authorities and Permits. The Company possess adequate certificates, authorities, licenses, approvals or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

            (i)           No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the Company’s knowledge after due inquiry, is imminent.

            (j)           Intellectual Property.

                    (1)            All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. “Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) proprietary computer software (including but not limited to data, data bases and documentation). No Intellectual Property of the Company which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge after due inquiry, no such action is threatened. No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

                    (2)            All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company and, to the Company’s knowledge after due inquiry, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and, to the Company’s knowledge after due inquiry, neither the Company nor any other party thereto is in material violation or breach of any such License Agreement, and no action or failure to act by the Company constitutes (with or without due notice or lapse of time or both) a material default by the Company thereunder.

                    (3)            The Company has valid title and right to use all of the Intellectual Property that constitutes part of the Collateral (as defined in the Security Agreement).

                    (4)            The Company owns or has the valid right to use all of the Intellectual Property necessary for the conduct of the Company’s business substantially as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s properties and assets.

                    (5)            The Company has taken reasonable steps to maintain, police and protect the Intellectual Property which it owns and which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases. To the Company’s knowledge after due inquiry, the conduct of the Company’s business as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party, and, to the Company’s knowledge after due inquiry, the Intellectual Property rights of the Company which are necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s knowledge after due inquiry, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company or the Company’s use of any Intellectual Property owned by a third party.

                    (6)            The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s ownership or right to use any of the Intellectual Property which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted.

                    (7)            To the Company’s knowledge after due inquiry, except under confidentiality obligations, there has been no material disclosure of any of the Company’s confidential information or trade secrets to any third party.

            (k)           Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

            (l)           Litigation. There are no pending actions, suits or proceedings against or affecting the Company or any of its properties; and to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

            (m)           Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company.

            (n)           Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

            (o)           Disclosures. The written materials delivered to the Purchaser in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    3.           Purchaser’s Representations. In connection with the Purchaser’s acquisition of the Note, the Purchaser represents to the Company the following:

            (a)           Organization and Existence. The Purchaser is a validly existing limited partnership under the laws of the State of California and has all requisite partnership power and authority to invest in the Note pursuant to this Agreement.

            (b)           Authorization. The execution, delivery and performance by the Purchaser of the Transaction Documents has been duly authorized and the Transaction Documents will each constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

            (c)           Purchase Entirely for Own Account. The Note to be received by the Purchaser hereunder will be acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “1933 Act”), and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Purchaser is not a registered broker-dealer or entity engaged in the business of being a broker-dealer.

            (d)           Investment Experience. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Note and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. Purchaser acknowledges that there are substantial risks incident to the ownership of the Note, and such investment is speculative and involves a high degree of risk of loss by the Purchaser of the Purchaser’s entire investment in the Company.

            (e)           Disclosure of Information. The Purchaser has had an opportunity to receive all additional information related to the Company requested and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the sale of the Note. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

            (f)           Restricted Securities. The Purchaser acknowledges and understands that the Note is a “restricted security” under the 1933 Act and must be held indefinitely unless it is subsequently registered under the 1933 Act or an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Note. The Purchaser understands that the instrument evidencing the Note shall be imprinted with a legend which prohibits the transfer of the Note unless (i) it is registered, (ii) such registration is not required in the opinion of counsel satisfactory to the Company or (iii) it can be sold pursuant to Rule 144(k).

            (g)           Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

            (h)           No General Solicitation. The Purchaser did not learn of the investment in the Note as a result of any public advertising or general solicitation.

            (i)           Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

            (j)           Taxes. The Purchaser understands that the Purchaser’s investment in the Company may result in tax consequences. The Purchaser shall rely solely on the determinations of their tax advisors or their own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

    4.           Security Agreement. As security for its performance of its obligations under the Note, the Company shall grant a first priority security interest in certain assets of the Company, as set forth in the Security Agreement in the form attached as Exhibit B hereto.

    5.           Alliance Agreement. Pursuant to the Guarantee and Security Agreement attached hereto as Exhibit C (the “Guaranty”), Alliance shall irrevocably, absolutely and unconditionally guarantee to the Purchaser the performance of the Company’s obligations under the Note. Alliance’s guarantee of the Company’s obligations under the Note will be secured by a pledge and collateral assignment by Alliance of its right to receive royalty payments from sales of Imagent™ products (the “Earnout”) pursuant to that certain Asset Purchase Agreement, dated June 18, 2003, by and between Alliance and Photogen Technologies, Inc. (the “ Asset Purchase Agreement”). In the event the Note is not, pursuant to its terms, converted in connection with a Financing (as defined below), the Note shall be terminated and Alliance and the Purchaser shall take all actions necessary to amend the Guaranty to (a) terminate the guarantee granted pursuant to Section 2 of the Guaranty; and (b) provide that Alliance, pursuant to Section 3 of the Guaranty, irrevocably, absolutely, and unconditionally collaterally assigns to the Secured Party 100% of the Earnout, up to an aggregate maximum amount of $1,500,000, to be paid to Oxygent Creditors (as defined in the Asset Purchase Agreement) after January 1, 2006 pursuant to Section 1.3 of the Asset Purchase Agreement.

    6.           Payment Following Conversion of Note. In the event the Purchaser elects to convert the Note in connection with a Financing, the Purchaser shall, pursuant to the Guarantee and Security Agreement executed by Alliance in favor of Purchaser, also be entitled to receive 100% of the Earnout, up to an aggregate maximum amount of $500,000, to be paid to Oxygent Creditors after January 1, 2006 pursuant to Section 1.3 of the Asset Purchase Agreement. For purposes of this Agreement, the term “Financing” means a financing pursuant to which the Company receives gross proceeds of $10,000,000 (or such other amount approved by the Purchaser) from one or more investors, strategic partners, or other sources (or any combination of the foregoing). By way of example, the equity financing contemplated by the Term Sheet dated November 7, 2003 by and among Alliance and SRS Capital-West, Inc. (as the same may be amended, modified, supplemented or restated from time to time) would be a Financing under this Agreement.

    7.           Non-Occurrence of Financing. In the event the Company does not (a) obtain a commitment for a Financing by January 15, 2004, and (b) close a Financing by January 31, 2004, then (i) the Company shall issue to the Purchaser a warrant substantially in the form of the warrant attached hereto as Exhibit D (which warrant shall entitle Purchaser to purchase, in exchange for nominal consideration, a number of Units equal to ten percent (10%) of the Company’s issued and outstanding Units on a fully-diluted basis, and (ii) the Company shall amend its Limited Liability Company Operating Agreement to provide that the Purchaser shall have the right to designate a majority of the members of the Company’s Board of Managers.

    8.           Covenant of Purchaser. The Purchaser hereby covenants and agrees to vote all shares of its shares of the Common Stock of Alliance (either pursuant to a proxy or otherwise) in favor of Proposal 2 described in Alliance’s Notice of the Annual Meeting of Stockholders to be held December 23, 2003 (the “Notice”), and the proxy statement delivered in connection with the Notice.

    9.           General Provisions.

            (a)           Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

            (b)           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflicts of law.

            (c)           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

            (d)           Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

            (e)           Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

                    (1)            if to the Purchaser, at 18881 VonKarman Ave., Suite 330, Irvine, CA 92612; Facsimile: (949) 752-0223.

                    (2)            if to the Company, marked “Attention: President”, at 6175 Lusk Blvd., San Diego, CA 92121; Facsimile: (858) 410-5306.

            (f)           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

            (g)           Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

            (h)           Entire Agreement. This Agreement, including Exhibits, and the other Transaction Documents, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

            (i)           Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

            (j)           Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

            (k)           Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

            (l)           Costs, Expenses. The Company and the Purchaser shall each bear their own expenses and legal fees incurred on behalf of each party with respect to this Agreement and the transactions contemplated hereby.

            (m)           Waiver of Conflict of Interest. Each Investor and the Company is aware that Foley & Lardner (“F&L”) may have previously performed and may continue to perform certain legal services for the Purchaser in matters unrelated to F&L’s representation of the Company. In connection with its representation of Purchaser, F&L may have obtained confidential information of the Purchaser that could be material to F&L’s representation of the Company in connection with negotiation, execution and performance of this Agreement and the other Transaction Documents. By signing this Agreement, each of the Purchaser and the Company hereby acknowledges that the terms of this Agreement and the other Transaction Documents were negotiated between the Purchaser and the Company and are fair and reasonable and waives any potential conflict of interest arising out of such representation or such possession of confidential information. Each of the Purchaser and the Company further represents that it has had the opportunity to be, or has been, represented by independent counsel in giving the waivers contained in this Section 8(f).

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

COMPANY:

PFC Therapeutics, LLC
/s/ Duane J. Roth
Duane J. Roth, Manager

PURCHASER:

Technology Gateway Partnership, L.P.
/s/ Thomas O. Gephart
Thomas O. Gephart, Managing Partner of Ventana
Capital Partners, LLC, the General Partner of Technology
Gateway Partnership, L.P.

ACKNOWLEDGED AND AGREED:

Alliance Pharmaceutical Corp.

/s/ Duane J. Roth
Chairman and Chief Executive Officer

EXHIBIT A
FORM OF NOTE

Exhibit A - Page 1

EXHIBIT B
SECURITY AGREEMENT

Exhibit B - Page 1

EXHIBIT C
GUARANTY AND SECURITY AGREEMENT

Exhibit C - Page 1

EXHIBIT D
FORM OF WARRANT

Exhibit D - Page 1